EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Tap Resources, Inc formerly known as, Fresh Start Private Holdings, Inc. on Form S-1 of our audit report, dated  March 9, 2012 relating to the accompanying balance sheet as of  November 30, 2011 and the related statement of operations, stockholders’ deficit, and cash flow from inception (November 1, 2006) through November 30, 2011, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1A and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV
November 21, 2012